EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY



                               Interplay OEM Inc.

                              Gamesonline.Com Inc.

                   Interplay Productions Ltd. - United Kingdom

                              Interplay Japan K.K.